EXHIBIT 99.1

NEWS RELEASE

Media Contact:	Debra Charlesworth Caroline Pecquet	(650) 225-2742 (650) 467-7078

Investor Contact:	Kathee Littrell Sue Morris	(650) 225-1034 (650) 225-6523

http://www.gene.com

GENENTECH ANNOUNCES THIRD QUARTER 2006 RESULTS

— First Full Quarter Lucentis Sales Exceed $150 Million —

SOUTH SAN FRANCISCO, Calif. - October 10, 2006 - Genentech, Inc. (NYSE: DNA) today announced financial results for the third quarter of 2006. Revenue results for the third quarter of 2006 include:
•	Total product sales of $1,941 million, a 34 percent increase over product sales of $1,451 million in the third quarter of 2005.
•	Operating revenues of $2,384 million, a 36 percent increase over operating revenues of $1,752 million in the third quarter of 2005.

Key operating results for the third quarter of 2006 include:
•
Non-GAAP net income increase of 66 percent to $637 million from $384 million in the third quarter of 2005; GAAP net income increase of 58 percent to $568 million, including employee stock-based compensation expense, from $359 million reported for the third quarter of 2005. [1,2]

•
Non-GAAP earnings per share increase of 69 percent to $0.59 per share from $0.35 per share in the third quarter of 2005; GAAP earnings per share increase of 61 percent to $0.53 per share, including employee stock-based compensation expense, from $0.33 per share reported for the third quarter of 2005. [1,2]

A reconciliation2 between non-GAAP and GAAP earnings per share for the third quarters of 2006 and 2005 is provided in the following table:
	Non-GAAP Diluted EPS	Employee Stock-Based Compensation Expense	Roche Redemption and Special Items	Reported GAAP Diluted EPS
Q3 2006	$0.59	($0.04)	($0.02)	$0.53
Q3 2005	$0.35	---[1]	($0.02)	$0.33[1]

“We are encouraged by strong initial physician acceptance of Lucentis.  The rapid adoption of the recently available Lucentis product reflects the fact that wet age-related macular degeneration is a key unmet medical need, and we are proud to have brought this new therapy to thousands of patients faced with potential blindness,” said Arthur D. Levinson, Ph.D., Genentech’s chairman and chief executive officer.

The company currently expects approximately 65 to 70 percent growth in non-GAAP earnings per share for the full year 2006, relative to 2005.2
____________________
1
The company adopted Statement of Financial Accounting Standards No. 123R (or FAS 123R) on a modified prospective basis beginning January 1, 2006. No employee stock-based compensation expense has been recognized in GAAP-reported amounts in any prior period. Based on the pro forma application of FAS 123 for the calculation of employee stock-based compensation expense prior to January 1, 2006 (as previously disclosed in Genentech’s financial statement footnotes), pro forma employee stock-based compensation expense in the third quarter of 2005 was $43 million, net of tax, (or $0.04 per diluted share), and the resulting pro forma GAAP net income was $316 million (or $0.29 per diluted share).

2
Genentech’s non-GAAP net income and non-GAAP earnings per share exclude the after-tax impact of recurring charges related to the 1999 redemption of Genentech’s stock by Roche Holdings, Inc., litigation-related special items, and employee stock-based compensation expense associated with Genentech’s adoption of FAS 123R on January 1, 2006. The differences in non-GAAP and GAAP numbers are reconciled in the accompanying tables and on www.gene.com.

Product Sales
For the three months ended September 30, 2006:
•	U.S. product sales increased 34 percent to $1,830 million, from $1,365 million in the third quarter of 2005.
•	U.S. sales of Rituxan® (Rituximab) increased 12 percent to $509 million, from $456 million in the third quarter of 2005.
•	U.S. sales of Avastin® (bevacizumab) increased 34 percent to $435 million, from $325 million in the third quarter of 2005.
•	U.S. sales of Herceptin® (Trastuzumab) increased 40 percent to $302 million, from $215 million in the third quarter of 2005.
•	U.S. sales of Tarceva® (erlotinib) increased 37 percent to $100 million, from $73 million in the third quarter of 2005.
•	U.S. sales of LUCENTIS™ (ranibizumab injection) were $153 million. Approved and launched on June 30, 2006, sales in the second quarter of 2006 were $10 million.
•	U.S. sales of Xolair® (Omalizumab) increased 30 percent to $107 million, from $82 million in the third quarter of 2005.
•	U.S. sales of RAPTIVA® (efalizumab) increased 10 percent to $23 million, from $21 million in the third quarter of 2005.
•
U.S. sales of legacy products, including growth hormone, cardiovascular products and Pulmozyme® (dornase alfa, recombinant) Inhalation Solution, increased 4 percent to $202 million, from $194 million in the third quarter of 2005.

•	Product sales to collaborators increased 29 percent to $111 million, from $86 million in the third quarter of 2005.

Royalties and Contract Revenues
•	Royalties increased 53 percent to $364 million, from $238 million in the third quarter of 2005.
•	Contract revenues increased 25 percent to $79 million, from $63 million in the third quarter of 2005.

Expenses and Other
•
Cost of sales as a percentage of product sales was 15 percent, compared to 16 percent in the third quarter of 2005. Cost of sales increased to $297 million from $236 million in the third quarter of 2005.

•
Research and development (R&D) expenses, on a non-GAAP basis, increased 27 percent to $419 million, from $329 million in the third quarter of 2005. Non-GAAP R&D expenses as a percentage of operating revenues were 18 percent, compared to 19 percent for the third quarter of 2005. On a GAAP basis, R&D expenses increased 38 percent to $454 million, including employee stock-based compensation expense of $35 million, from $329 million in the third quarter of 2005. GAAP R&D expenses for the third quarter of 2006 were 19 percent of operating revenues, consistent with 19 percent in the third quarter of 2005.

•
Marketing, general and administrative (MG&A) expenses, on a non-GAAP basis, increased 34 percent to $460 million, from $343 million in the third quarter of 2005. Non-GAAP MG&A expenses as a percentage of operating revenues were 19 percent, compared to 20 percent in the third quarter of 2005. On a GAAP basis, MG&A expenses increased 46 percent to $501 million, including employee stock-based compensation expense of $41 million, from $343 million in the third quarter of 2005. GAAP MG&A expenses for the third quarter of 2006 were 21 percent of operating revenues, compared to 20 percent in the third quarter of 2005.

•	Collaboration profit-sharing expenses in the third quarter of 2006 increased 14 percent to $250 million from $220 million in the third quarter of 2005.
•	Genentech’s non-GAAP and GAAP income tax rates for the third quarter of 2006 were 37 percent, compared to the 41 percent non-GAAP and GAAP income tax rates in the third quarter of 2005.[2]

Genentech’s unrestricted cash and investments portfolio totaled approximately $4 billion as of September 30, 2006.

Clinical Development
Genentech announced that in the third quarter of 2006 it completed enrollment of a Phase III study of Avastin in adjuvant colon cancer as well as a Phase II study of Omnitarg™ (pertuzumab) in combination with chemotherapy in advanced ovarian cancer.  Genentech’s collaborator OSI Pharmaceuticals initiated enrollment in its RADIANT Phase III study of Tarceva for EFGR-positive patients with early-stage (adjuvant) non-small cell lung cancer, and Genentech initiated enrollment in a Phase III TNKase® (Tenecteplase) catheter clearance study. Genentech also announced that its Phase II study of Rituxan with its collaborator Biogen Idec, Inc. for patients with relapsing remitting multiple sclerosis met its primary endpoint of reducing Gadolinium-enhancing lesions and showed a statistically significant reduction in the number of relapses among patients treated with Rituxan.

In the third quarter of 2006 Genentech added four new molecular entities to the development pipeline, including the PARP inhibitor for malignant melanoma with its collaborator Inotek Pharmaceuticals Corporation, and a systemic hedgehog antagonist for solid tumors with its collaborator Curis, Inc.

Other Company Events
In September 2006, the U.S. Food and Drug Administration granted approval for the manufacture of Herceptin bulk drug substance at Wyeth's Andover, Mass. production facility.

Webcast
Genentech will be offering a live webcast of a discussion by Genentech management of the earnings and other business results on Tuesday, October 10, 2006, at 2:15 p.m. Pacific Time (PT). The live webcast may be accessed on Genentech's website at http://www.gene.com. This webcast will be available via the website until 5:00 p.m. PT on October 24, 2006. A telephonic audio replay of the webcast will be available beginning at 5:15 p.m. PT on October 10, 2006 through 5:15 p.m. PT on October 17, 2006. Access numbers for this replay are: 1-800-642-1687 (U.S./Canada) and 1-706-645-9291 (international); conference ID number is 5587251.

About Genentech
Founded 30 years ago, Genentech is a leading biotechnology company that discovers, develops, manufactures and commercializes biotherapeutics for significant unmet medical needs. A considerable number of the currently approved biotechnology products originated from or are based on Genentech science. Genentech manufactures and commercializes multiple biotechnology products and licenses several additional products to other companies. The company has headquarters in South San Francisco, California and is listed on the New York Stock Exchange under the symbol DNA. For additional information about the company, please visit http://www.gene.com.

About Genentech’s Commitment to Patient Access
Genentech is committed to eligible patients having access to our therapies. For those eligible patients treated for approved indications in the United States who do not have insurance or who cannot afford their out-of-pocket co-pay costs, Genentech has several support programs. Since 1990, Genentech has donated approximately $850 million of free product to uninsured patients and those deemed uninsured due to payor denial through its Genentech® Access to Care Foundation (GATCF) and the Genentech Endowment for Cystic Fibrosis. In 2005 alone, GATCF supported over 18,000 patients by providing approximately $200 million of free product. Since 2005, Genentech donates to various independent public charities that provide financial assistance to eligible patients who cannot access needed medical treatment due to co-pay costs. Through its Single Point of Contact (SPOC) program, Genentech provides patients with assistance and information on a broad array of reimbursement services and support.

For information on Genentech’s latest business and product development events please refer to http://www.gene.com/gene/news/press-releases/index.jsp.

This press release contains a forward-looking statement regarding growth in non-GAAP earnings per share (EPS) for 2006. Such a statement is a prediction and involves risks and uncertainties such that actual results may differ materially. Among other things, growth in non-GAAP EPS could be affected by a number of factors, including unexpected safety, efficacy or manufacturing issues, additional time requirements for data analysis, BLA preparation and decision making, need for additional clinical trials, FDA actions or delays, failure to obtain or maintain FDA approval, competition, pricing, reimbursement, intellectual property or contract rights, the ability to supply product, product withdrawals, new product approvals and launches, achieving sales revenue consistent with internal forecasts, costs of sales, unanticipated expenses such as litigation or legal settlement expenses or equity securities writedowns, R&D or MG&A expenses, stock-based compensation expense, contract revenues and royalties, and fluctuations in tax and interest rates. Please also refer to Genentech's periodic reports filed with the Securities and Exchange Commission. Genentech disclaims, and does not undertake, any obligation to update or revise any forward-looking statement in this press release.

# # #

GENENTECH, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Revenues:
Product sales	$1,941	$1,451	$5,395	$3,911
Royalties	364	238	966	670
Contract revenue	79	63	208	159
Total operating revenues	2,384	1,752	6,569	4,740

Costs and expenses:
Cost of sales(1)	297	236	843	766
Research and development (includes employee stock-based compensation expense: three months-2006-$35; 2005-$0; nine months-2006-$101; 2005-$0)	454	329	1,218	850
Marketing, general and administrative(1) (includes employee stock-based compensation expense: three months-2006-$41; 2005-$0; nine months-2006-$124; 2005-$0)	501	343	1,414	1,006
Collaboration profit sharing	250	220	735	595
Recurring charges related to redemption	26	27	79	96
Special items: litigation-related	13	14	40	44
Total costs and expenses	1,541	1,169	4,329	3,357

Operating income	843	583	2,240	1,383

Other income (expense):
Interest and other income, net(2)	74	42	249	98
Interest expense	(19)	(20)	(56)	(27)
Total other income, net	55	22	193	71

Income before taxes	898	605	2,433	1,454
Income tax provision	330	246	914	514
Net income	$568	$359	$1,519	$940

Earnings per share:
Basic	$0.54	$0.34	$1.44	$0.89
Diluted	$0.53	$0.33	$1.41	$0.87

Weighted average shares used to compute earnings per share:
Basic	1,053	1,061	1,053	1,055
Diluted	1,072	1,087	1,074	1,081

(1)	Certain minor amounts for the prior year have been reclassified to conform to the presentation in our December 31, 2005 Form 10-K.
(2)
"Interest and other income, net" includes interest income, net realized gains from the sale of certain biotechnology equity securities and write-downs for other-than-temporary impairments in the fair value of certain biotechnology debt and equity securities. For further detail, refer to our web site at www.gene.com.

Net income in the three and nine months ended September 30, 2006 includes employee stock-based compensation expense of $46 million and $141 million, net of tax, respectively, due to our adoption of Statement of Financial Accounting Standards No. 123(R) (or "FAS 123R") on a modified prospective basis on January 1, 2006. No employee stock-based compensation expense was recognized in GAAP-reported amounts in any period prior to January 1, 2006. Based on the pro forma application of FAS 123 for the calculation of employee stock-based compensation prior to January 1, 2006 (as previously disclosed in our financial statement footnotes of our Form 10-Q for the quarter ended September 30, 2005), pro forma employee stock-based compensation expense in the third quarter of 2005 was $43 million, net of tax, (or $0.04 per diluted share), and the resulting pro forma GAAP net income was $316 million (or $0.29 per diluted share), and pro forma employee stock-based compensation expense in the nine months ended September 30, 2005 was $126 million, net of tax, (or $0.12 per diluted share), and the resulting net income was $814 million (or $0.75 per diluted share).

GENENTECH, INC.
RECONCILIATION OF GAAP to NON-GAAP NET INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
GAAP net income	$568	$359	$1,519	$940
Employee stock-based compensation expense under FAS 123R(1) included in the following operating expenses:
Research and development	35	-	101	-
Marketing, general and administrative	41	-	124	-
Recurring charges related to redemption(2)	26	27	79	96
Special items: litigation-related(3)	13	14	40	44
Income tax effect(4)	(46)	(16)	(132)	(56)
Non-GAAP net income	$637	$384	$1,731	$1,024

Non-GAAP earnings per share:
Diluted	$0.59	$0.35	$1.61	$0.95

Non-GAAP weighted average shares used to compute earnings per share:
Diluted	1,072	1,087	1,074	1,081

(1)
Represents employee stock-based compensation expense associated with Genentech's adoption of FAS 123R on January 1, 2006. In the three and nine months ended September 30, 2006, the employee stock-based compensation expense was allocated to the research and development and marketing, general and administrative expense lines in the income statement.

(2)	Represents the amortization of other intangible assets related to the 1999 redemption of Genentech's Special Common Stock.
(3)
Includes accrued interest and bond costs in the third quarters and first nine months of 2006 and 2005 related to the City of Hope trial judgment and amounts paid in the second quarter of 2005 related to a litigation settlement, net of amounts received in the first quarter of 2005 on a separate litigation matter.

(4)	Reflects the income tax benefit on employee stock-based compensation expense under FAS 123R, recurring charges related to redemption, and litigation-related special items.

2006 Reconciliation of GAAP and Non-GAAP EPS Estimates
Our 2006 non-GAAP EPS estimate does not include the effects of: (i) recurring amortization charges related to the 1999 redemption of our stock by Roche, which are estimated to be approximately $105 million on a pretax basis in 2006, (ii) litigation-related special items for accrued interest and associated bond costs on the City of Hope judgment and net amounts paid on other litigation settlements, which are currently estimated to be approximately $53 million on a pretax basis in 2006, (iii) income tax effect of $63 million on recurring charges related to redemption and litigation-related special items, and (iv) employee stock-based compensation expense associated with our adoption of FAS 123R on January 1, 2006, which we expect the net of tax diluted EPS impact to be in the range of $0.17 to $0.18 per share for 2006.

Our 2006 GAAP EPS would include the items listed above as well as any other potential special charges related to existing or future litigation or its resolution, or changes in accounting principles, all of which may be significant. The statements regarding the amounts relating to the 1999 Roche redemption of our stock, litigation-related special items and employee stock-based compensation expense are forward-looking and such statements are predictions and involve risks and uncertainties such that actual results may differ materially. The amounts identified above could be affected by a number of factors, including a re-valuation of certain intangible assets, greater than expected litigation-related costs, the number of options granted to employees, our stock price and certain valuation assumptions concerning our stock. We disclaim, and do not undertake, any obligation to update or revise any of these forward-looking statements.

GENENTECH, INC.
SELECTED CONSOLIDATED FINANCIAL DATA
(In millions)
(Unaudited)

	September 30, 2006	December 31, 2005
Selected consolidated balance sheet data:
Cash, cash equivalents and short-term investments	$2,103	$2,365
Accounts receivable - product sales, net	790	554
Accounts receivable - royalties, net	415	297
Accounts receivable - other, net(1)	234	199
Inventories	1,063	703
Long-term marketable debt and equity securities	1,787	1,449
Property, plant and equipment, net	4,047	3,349
Goodwill	1,315	1,315
Other intangible assets	499	574
Other long-term assets(1)	1,299	1,074
Total assets	13,852	12,147
Total current liabilities	1,805	1,660
Long-term debt(2)	2,164	2,083
Total liabilities	4,962	4,677
Total stockholders' equity	8,890	7,470

	Nine Months Ended September 30,
	2006	2005
Selected consolidated cash flow data:
Capital expenditures(2)	$888	$1,107

Total GAAP(3) depreciation and amortization expense	298	276
Less: redemption related amortization expense(4)	(79)	(96)
Non-GAAP(5) depreciation and amortization expense	$219	$180

(1)	Certain reclassifications have been made at December 31, 2005 to conform to the September 30, 2006 presentation.
(2)
Capital expenditures exclude approximately $158 million at September 30, 2006, and $94 million at December 31, 2005 and September 30, 2005 in capitalized costs related to our accounting for a construction project of which we are considered to be the owner during the construction period. We have recognized a related amount as a construction financing obligation in long-term debt.

(3)	Reflects operating results in accordance with U.S. generally accepted accounting principles (or "GAAP").
(4)	Represents the amortization of other intangible assets related to the 1999 redemption of Genentech's stock.
(5)	Non-GAAP amounts exclude amortization of other intangible assets related to the 1999 redemption of Genentech's stock.

GENENTECH, INC.
NET PRODUCT SALES DETAIL
(In millions)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Net U.S. product sales
Rituxan	$509	$456	$1,511	$1,347
Avastin	435	325	1,256	774
Herceptin	302	215	912	497
Tarceva	100	73	296	191
Nutropin products	92	89	277	276
Xolair	107	82	307	227
Thrombolytics	60	58	181	160
Pulmozyme	50	47	146	137
Raptiva	23	21	66	59
Lucentis	153	-	163	-
Total U.S. product sales	$1,830	$1,365	$5,116	$3,668

Net product sales to collaborators	111	86	280	243
Total product sales	$1,941	$1,451	$5,395	$3,911

The values shown above are exact, which may lead to the appearance of footing errors.